Exhibit 99.3

Jim Taschetta
2517 Poppy Drive
Burlingame, CA 94010	August 28, 2007

Dear Jim,

This serves as an amendment to our original offer of employment date August 23, 2007. Per our conversation today, the following is also a part of our offer:

You will receive one year of base salary severance pay should Bare Escentuals end your employment for any reason other than “cause”. The term “cause” shall mean that the Board of Directors of the Company has determined, in its reasonable judgment that any one or more of the following has occurred:

the employee shall have been convicted of, or shall have pleaded guilty or nolo contendere to, a felony;

the employee shall have breached any non-competition agreement between the employee and the Company or its Affiliates; or

employee shall have openly disregarded his or her responsibilities   to the Company and/or its Affiliates and shall have refused to devote substantial time and energy to the business and affairs of the Company and/or its Affiliates (other than due to Disability or temporary disability which, in the reasonable judgment of the Board of Directors, causes the employee to be incapable of devoting such time and energy) within 30 days after written notification by the Board of Directors that, in their good faith judgment, the employee has consistently failed to do so.

If you wish to accept this amended offer, please sign in the place provided below and return with the original offer. Two copies are provided; please return one executed copy to me and retain the second copy for your personal records.

Warm regards,

/s/ Debbie Fletcher
Debbie Fletcher
Vice President Human Resources

cc: Leslie A. Blodgett

ACKNOWLEDGEMENT: I agree to the amendment outlined above.

/s/ Jim Taschetta	Date:	9/10/2007
Jim Taschetta

Start Date	10/17/2007